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Filed Pursuant to Rule 433
Registration Statement No. 333-137225
Issuer Free Writing Prospectus
Dated December 17, 2008
Relating to Prospectus
Dated September 8, 2006
And the Prospectus Supplement
Dated November 26, 2008

December 17, 2008

TO:
PARTICIPANTS IN THE HCP, INC. DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

Dear Plan Participant:

Effective November 26, 2008, we amended the HCP, Inc. Dividend Reinvestment and Stock Purchase Plan (the "Plan"). The amended Plan is set forth in the enclosed Prospectus Supplement.

Pursuant to the provisions of the amended Plan, up to and including January 8, 2009, the plan will be administered by our current transfer agent and registrar, The Bank of New York. Beginning January 9, 2009, Wells Fargo Shareowner Services will become our transfer agent and registrar and will assume responsibility for administering the plan.

The terms of the amended Plan are described in more detail in the Prospectus Supplement. Please read the Prospectus Supplement thoroughly to make certain that you understand all provisions of the amended Plan.

As a current participant in the Plan, you will automatically be enrolled in the amended Plan. You may withdraw from the amended Plan by following the procedures described in the amended Plan set forth in the Prospectus Supplement. If you have any questions about the Plan, prior to January 9, 2009, please contact The Bank of New York at (866) 857-2227 and on and after January 9, 2009, please contact Wells Fargo Shareowner Services at (800) 468-9716. You may also contact HCP, Inc.'s investor relations department at (562) 733-5100.

HCP, Inc. has filed a registration statement (including the enclosed Prospectus) and a Prospectus Supplement with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the Prospectus in that registration statement and the Prospectus Supplement and the other documents HCP, Inc. has filed with the SEC for more complete information about HCP, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, HCP, Inc. will arrange to send you the Prospectus and Prospectus Supplement if you request them by calling (562) 733-5100.

Thank you for your continued interest in HCP, Inc.

Sincerely,

Executive Vice President, General Counsel,
Chief Administrative Officer and
Corporate Secretary

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  Filed Pursuant to Rule 433 Registration Statement No. 333-137225 Issuer Free Writing Prospectus Dated December 17, 2008 Relating to Prospectus Dated September 8, 2006 And the Prospectus Supplement Dated November 26, 2008